Exhibit 10.23
Directors’ Compensation Summary Sheet

	Board	Chairman of
	Members	the Board
Annual Retainer	$100,000 (1)	$180,000

Committee Chairs
Audit Committee	$25,000	—
Compensation Committee	$15,000	—
Nominating & Governance Committee	$8,000	—
FIRM Committee	$8,000	—

Stock Grants (2)	$140,000	$240,000

(1) Members of Board sub-group regarding acquisitions receive an additional cash annual retainer of $10,000 each.
(2) Number of shares issued based upon FMV on date of grant.